Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made as of October 6, 2011, by and among Bay Banks of Virginia, Inc., a Virginia corporation (the “Corporation”), Bank of Lancaster, a Virginia banking corporation (the “Bank”), and Randal R. Greene (the “Executive”).

WHEREAS, it is the desire of the Corporation and the Bank to have the benefit of the Executive’s loyalty, service and counsel; and

WHEREAS, the Executive wishes to become an employee of the Corporation and the Bank; and

WHEREAS, the Corporation and the Bank desire to protect their confidential information and guard against unfair competition; and

WHEREAS, the Executive possesses certain valuable knowledge, professional skills and expertise which will contribute to the continued success of the businesses of the Corporation, the Bank and their affiliates; and

WHEREAS, the Corporation, the Bank and the Executive desire to set forth, in writing, the terms and conditions of their agreements and understandings.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, agree as follows:

Section 1. Employment.

(a) The parties hereto agree that the Executive shall be employed as the President and Chief Executive Officer of both the Corporation and the Bank, and shall perform such services, including general responsibility for the businesses of the Corporation and the Bank, as may be assigned to the Executive by the Corporation and the Bank, respectively, from time to time upon the terms and conditions herein provided. The Executive will also serve as a member of the Board of Directors of both the Corporation and the Bank.

(b) The Executive shall devote his full time and attention to the discharge of the duties assigned to and undertaken by him hereunder. The Executive shall comply with all policies, standards and regulations of the Corporation and the Bank now or hereafter promulgated, and shall perform his duties under this Agreement to the best of his abilities and in accordance with general business standards of conduct.

(c) The Executive acknowledges that he is entering into this Agreement of his own free will and that he has had the opportunity to obtain the advice of independent counsel of his own choice.

Section 2. Term of Employment.

The term of this Agreement shall be deemed to commence on the date hereof and shall end on the third anniversary of the date hereof, unless earlier terminated as provided herein. This Agreement will automatically renew for successive one year terms unless either party notifies the other in writing at least three (3) months prior to the end of the original term, or the end of any additional one-year renewal term, that the Agreement shall not be extended beyond its current term. The term of this Agreement, including any renewal term, is referred to as the “Term.”

Section 3. Compensation.

(a) Base Salary. During the Term, the Bank shall pay the Executive an annual base salary of not less than $230,000 (less applicable withholdings), as compensation for services rendered by the Executive under this Agreement. The base salary shall be paid to the Executive in accordance with established payroll practices of the Bank (but no less frequently than twice per month). The Executive may receive base salary increases and incentive, bonus compensation or other compensation in the amounts determined by the Board of Directors of the Bank.

(b) Annual Bonus. During the Term, the Executive will be eligible to participate in the Bank’s long-term and short-term incentive plans, pursuant to any such plans adopted by the Compensation Committee of the Bank’s Board of Directors on an annual basis and reviewed with the Executive. Such participation shall commence immediately upon the date hereof, will be based upon mutually agreed upon goals between the Executive and the Bank’s Compensation Committee or its Board of Directors, and will annually provide to the Executive a maximum incentive compensation of 25% of the Executive’s annual base salary.

(c) Signing Bonus. The Bank will pay to the Executive a one-time lump sum cash bonus payment in the amount of $25,000 (minus applicable withholdings), paid in the Executive’s initial payroll check. Additionally, the Corporation will (i) provide to the Executive 5,000 shares of the Corporation’s common stock, which shares shall be fully vested, subject to the approval of the Board of Directors of the Corporation, and (ii) grant to the Executive an incentive stock option covering 5,000 shares of the Corporation’s common stock with an exercise price equal to the fair market value of the stock as of the date of grant, pursuant to the Corporation’s 2003 Incentive Stock Option Plan and subject to the approval of the Board of Directors of the Corporation. The stock option agreement relating thereto will provide that the option is immediately vested in full upon receipt. The Executive will be liable for the payment of any and all income tax attributable to the vesting of such stock grant and the exercise of such stock option.

(d) Tax Withholdings. The Corporation and the Bank shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law. The Corporation and the Bank shall withhold and remit to the proper party any amounts agreed to in writing by the Corporation, the Bank and the Executive for participation in any corporate sponsored benefit plans for which a contribution is required.

(e) Compensation Following Termination. Except as otherwise expressly set forth herein, including without limitation, as set forth in Section 7(d)(1), no compensation shall be paid pursuant to this Agreement subsequent to any termination of the Executive’s employment with the Corporation and the Bank; provided, however, that the Executive’s right to exercise stock options following a termination of employment shall be governed by the terms of the Corporation’s equity compensation plans and any related agreements between the Corporation and the Executive.

(f) Clawback. The Executive agrees that any incentive compensation (as determined by the Corporation and the Bank) that the Executive receives pursuant to the terms of this Agreement or otherwise is subject to repayment to (i.e., clawback by) the Corporation or the Bank as required by federal law and on such basis as the Corporation or the Bank determines. Except where offset of, or recoupment from, compensation covered by Code Section 409A (as defined in Section 11) is prohibited by Code Section 409A, to the extent allowed by law and as determined by the Corporation or the Bank, the Executive agrees that such repayment may, in the discretion of the Corporation or the Bank, be accomplished by withholding of future compensation to be paid to the Executive by the Corporation or the Bank. Any recovery of compensation covered by Code Section 409A shall be implemented in a manner which complies with Code Section 409A.

Section 4. Additional Benefits.

(a)	Employee Benefit Plans. The Executive shall be entitled to participate in all of the employee benefit plans and programs of the Corporation and the Bank for which he is or will become eligible according to the terms of said plans or programs. It is understood that the Boards of Directors of the Corporation and the Bank may, in their sole discretion, establish, modify or terminate such plans or benefits.

(b)	Relocation Expense. The Bank will pay to the Executive a maximum of $10,000 for the calendar year 2011 and a maximum of $25,000 for the calendar year 2012 as a relocation allowance for reasonable, documented relocation expenses related to his family’s relocation to the Bank’s market area, subject to the approval of the Board of Directors of the Bank.

(c)	Automobile/Cell Phone. The Bank shall provide the Executive with the use of a Bank-owned Jeep Grand Cherokee and cell phone for his use during his tenure as President and Chief Executive Officer of the Bank.

(d)	Country Club Membership and Fees. The Bank shall pay a golf club membership and monthly fees at Indian Creek Yacht and Country Club, or its equivalent and shall reimburse the Executive for reasonable expenses of outings with clients of the Bank.

(e)	Insurance and Indemnification. The Corporation and the Bank shall each maintain appropriate insurance to indemnify the Executive from any and all claims, suits, or causes of action that may arise from the Executive’s employment with the Corporation and the Bank. Indemnification of the Executive shall be according to the terms and conditions of the insurance policies covering the Executive, the articles of incorporation of the Corporation and the Bank, and Virginia law.

Section 5. Expense Reimbursement.

The Bank shall reimburse the Executive for reasonable and customary business expenses incurred in the conduct of the Bank’s business in accordance with the Bank’s policy. The Bank reserves the right to review these expenses periodically and determine, in its sole discretion, whether future reimbursement of such expenses to the Executive will continue without prior approval by the Board of Directors of the Bank or its designee of the expenses. The Executive agrees to timely submit records and receipts of reimbursable items and agrees that the Bank can adopt reasonable rules and policies regarding such reimbursement. The Bank agrees to make prompt payment to the Executive following receipt and verification of such reports.

Section 6. Paid Time Off.

The Executive shall be entitled to paid time off leave each year, according to applicable provisions of the Bank’s leave policies, which shall be taken at such time or times as may be approved by the Bank and during which the Executive’s compensation hereunder shall continue to be paid.

Section 7. Termination and Survival of Obligations.

(a) Notwithstanding the termination of this Agreement or the termination of the Executive’s employment for any reason, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination. In addition, no termination of this Agreement shall affect any liability or other obligation of any party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach. No termination of employment shall terminate the obligation of the Corporation or the Bank to make payments of any vested benefits provided hereunder or the obligations of the Executive under Sections 8, 9 and 10 of this Agreement (except as otherwise provided in those Sections). To the extent applicable, payouts under this Section 7 shall be subject to the provisions of Section 11.

(b) The Executive’s employment hereunder may be terminated (i) by the Executive upon thirty (30) days written notice to the Corporation and the Bank or (ii) at any time by mutual agreement of the parties hereto in writing. Upon such termination of employment, the Executive shall have no right to render services or to receive compensation or other benefits under this Agreement for any period after such termination.

(c) This Agreement shall terminate upon death of the Executive; provided, however, that in such event the Corporation and the Bank shall pay to the estate of the Executive, within sixty (60) days of his death, the compensation, including salary and any accrued bonus, which otherwise would be payable to the Executive through the end of the month in which his death occurs.

(d)(1) The Corporation and the Bank may terminate the Executive’s employment other than for “Cause”, as defined in Section 7(e), at any time upon written notice to the Executive, which termination shall be effective immediately. The Executive may resign thirty (30) days after notice to the Corporation and the Bank for “Good Reason”, as hereafter defined. Provided the Executive signs a release and waiver of claims reasonably satisfactory to the Corporation and the Bank within thirty (30) days following his termination, in the event the Executive’s employment terminates pursuant to this Section 7(d)(1), the Executive shall receive:

(i)	An amount equal to the greater of (A) a monthly amount equal to one-twelfth (1/12) his rate of annual base salary in effect immediately preceding such termination in each month for the remainder for the term of this Agreement or (B) a monthly amount equal to one-twelfth (1/12) his rate of annual base salary in effect immediately preceding such termination for six (6) months; any such payments shall be at the times such payments would have been made in accordance with Section 3(a) subject to the provision of Section 11(c), if applicable.

(ii)	Any bonus or other short-term incentive compensation earned, but not yet paid, for the year prior to the year in which his employment terminates which shall be paid at the time such bonus or incentive compensation would otherwise be payable if no termination had occurred; and

(iii)	If the Executive timely elects coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), the continuance of the Executive’s current benefits under group health and dental plans. In such case, (A) the Executive will receive such benefits at the rates paid by active participants, and (B) for the remainder of the then current Term, the Bank will continue to pay its portion of such health and dental premiums in effect at the date of termination. In no event shall such benefits continue beyond the 18-month period permitted by COBRA.

(d)(2) Notwithstanding anything in this Agreement to the contrary:

(i)	if the Executive breaches Section 8 or 9 of this Agreement, the Executive will not thereafter be entitled to receive any further compensation or benefits pursuant to Section 7(d)(1).

(ii)	If while he is receiving payments under this Section 7(d)(1), the Executive engages in a business that provides Competitive Services (as defined in Section 9) within the area described in Section 9, such payments will cease and he will not thereafter be entitled to receive any compensation or benefits pursuant to this Section 7(d) even though such conduct occurs after the covenants contained in Section 9 have expired.

(d)(3) Neither the Corporation or the Bank shall be required to make payment of, or provide any benefit under, Section 7(d)(1) to the extent such payment is prohibited by the terms of the regulations presently found at 12 C.F.R. part 359 or to the extent that any other governmental approval of the payment required by law is not received.

(d)(4) Except as set forth in Sections 7(d)(2), 7(d)(3) and 11, the obligations of the Corporation or the Bank to pay the Executive the compensation provided in Section 7(d)(1) shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Corporation or the Bank may have against him or anyone else. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

(d)(5) For purposes of this Agreement, Good Reason shall mean:

(i)	The assignment of duties to the Executive by the Corporation or the Bank which result in the Executive having significantly less authority or responsibility than he has on the date hereof without his express written consent;

(ii)	Requiring the Executive to maintain his principal office or offices outside of the County of Lancaster, Virginia, provided such change in office location results in a material change in the location of the Executive’s principal office, unless the Bank moves its principal executive offices to the place to which the Executive is required to move in which case no Good Reason shall occur;

(iii)	A material reduction by the Bank of the Executive’s base salary, as the same may have been increased from time to time; or

(iv)	The failure of the Corporation and the Bank to comply with any material term of this Agreement.

The Executive is required to provide notice to the Corporation and the Bank of the existence of a condition described in Section 7(d)(5) above within a ninety (90) day period of the initial existence of the condition, upon the notice of which the Corporation and the Bank shall have thirty (30) days to remedy the condition without having to pay the amounts described in this section.

(e) The Corporation and the Bank shall have the right to terminate the Executive’s employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for “Cause” shall mean material failure of the Executive to perform his duties and responsibilities under this Agreement, incompetence, willful misconduct, dishonesty, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar minor offenses), misappropriation of the assets of the Corporation or the Bank (determined on a reasonable basis), commission of a felony or misdemeanor involving moral turpitude, a material violation of the work rules or policies of the Corporation or the Bank, or a material breach of this Agreement. The term “Cause” also shall include (i) conduct that results in, or that in the reasonable judgment of the Board of Directors of the Corporation or the Board of Directors of the Bank, is likely to result in, material damage to the Corporation or the Bank, respectively. In the event the Executive’s employment under this Agreement is terminated for Cause, the Executive shall thereafter have no right to receive compensation or other benefits under this Agreement.

(f) The Corporation and the Bank may terminate the Executive’s employment under this Agreement, after having established that the Executive is unable to perform his obligations under this Agreement because of the Executive’s disability by giving to the Executive written notice of the intention to terminate his employment for disability. The Executive’s employment with the Corporation and the Bank shall terminate effective on the 90th day after receipt of such notice if, within ninety (90) days after such receipt, the Executive shall fail to return to the full performance of the essential functions of his positions (and if the Executive’s disability has been established pursuant to the definition of “disability” set forth below). For purposes of this Agreement, “disability” means either (i) disability which after the expiration of more than thirteen (13) consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Bank or its insurers, and acceptable to the Executive or his legal representative, which acceptance shall not be unreasonably withheld; or (ii) disability as defined in the policy of disability insurance maintained by the Bank for the benefit of the Executive, whichever shall be more favorable to the Executive. Notwithstanding any other provision of this Agreement, the Corporation and the Bank shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et. seq. Notwithstanding any other provision of this Agreement, if the Executive’s employment is terminated due to a “disability”, then no payments shall be paid under Section 7(d) or 7(i).

(g) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Corporation or the Bank by a notice served pursuant to the Federal Reserve Act, the Bank Holding Company Act of 1956 or the Federal Deposit Insurance Act or the Code of Virginia, each as amended, the obligations of the Corporation and the Bank under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Corporation and the Bank may in their complete discretion (i) pay the Executive all or part of the compensation withheld while the contract obligations were suspended, and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(h) If the Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of the Corporation or the Bank by an order issued under the Federal Reserve Act, the Bank Holding Company Act of 1956, the Federal Deposit Insurance Act or the Code of Virginia, each as amended, all obligations of the Corporation and the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(i)(1) If the Executive’s employment is terminated without Cause within one year after a Change of Control shall have occurred or if he resigns for Good Reason within one year after a Change of Control shall have occurred, then, the Bank shall pay to the Executive as compensation for services rendered to the Corporation and the Bank a cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to the excess, if any, of 2.99 times the Executive’s “annualized includable compensation for the base period”, as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), over the total amount payable to the Executive under Section 7(d), with all such amounts payable under this Section 7(i)(1) and 7(d) following a Change of Control to be paid in one lump sum on or before the Executive’s last day of employment, subject to the provisions in Section 11(c), if applicable. Notwithstanding the above, in the event

Code Section 409A (as defined in Section 11) applies to the above payout (and no exemption under Code Section 409A applies) and the Change of Control does not meet the requirements under U.S. Treasury Regulation Section 1.409A-3(i)(5), then the amount paid under this Section 7(i)(1) and Section 7(d) shall be paid in the same form and at the same time as provided in Section 7(d).

(i)(2) For purposes of this Agreement, a Change of Control occurs if, after the date of this Agreement: (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the owner or beneficial owner of securities of the Corporation having fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Corporation that may be cast for the election of the Corporation’s directors other than a result of an issuance of securities initiated by the Corporation, or open market purchases approved by the Corporation’s Board of Directors, as long as the majority of the Corporation’s Board of Directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Corporation before such events cease to constitute a majority of the Corporation’s Board of Directors, or any successor’s board, within the twelve (12) month period of the last of such transactions. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events.

(i)(3) It is the intention of the parties that no payment be made or benefit provided to the Executive pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Corporation or the Bank or the imposition of an excise tax on the Executive under Section 4999 of the Code. If the independent accountants serving as auditors for the Corporation on the date of a Change of Control (or any other accounting firm designated by the Corporation) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change of Control, would be nondeductible by the Corporation or the Bank under Section 280G of the Code, then the payments scheduled under this Agreement will be reduced to one hundred dollars less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties. Any reduction of benefits or payments required to be made under this Section 7(i)(3) shall be taken in the following order: first from cash compensation, on a pro rata basis, and then from non-cash compensation, on a pro rata basis.

(j) The Executive will immediately submit his resignation as a director of the Corporation, the Bank or any Affiliate if his employment terminates for any reason.

Section 8. Confidentiality/Nondisclosure.

The Executive covenants and agrees that any and all information concerning the business, services, customers or affairs of the Corporation and its Affiliates (as defined below) (“Confidential Information”) of which he has knowledge or access as a result of his association and employment with the Corporation and the Bank in any capacity shall be deemed confidential in nature and the property of the Corporation and its Affiliates, vital to their businesses, and shall not, without the proper written consent of the Corporation and the Bank, directly or indirectly, at any time be used, disseminated, disclosed or published by the Executive to third parties other than in connection with the usual conduct of the business of the Corporation and the Bank. Such Confidential Information shall expressly include, but shall not be limited to, information concerning the trade secrets, business operations, business records, customer lists or other customer information of the Corporation and its Affiliates. Upon termination of employment, the Executive shall deliver to the Corporation and the Bank all property in his possession which belongs to the Corporation and its Affiliates including all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Corporation and its Affiliates or their businesses, customers, products or services. In construing this provision it is agreed that it shall be interpreted broadly so as to provide the Corporation and its Affiliates with the maximum protection. This Section 8 shall not be applicable to any Confidential Information which (i) has become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions or (ii) which the Executive is required to disclose pursuant to an order of a court of competent jurisdiction; provided that prior to making such disclosure the Executive provides a copy of such order and the proposed disclosure to the Corporation and the Bank and allows the Corporation and the Bank reasonable opportunity to comment on the proposed disclosure. For the purposes of this Agreement, the term “Affiliate” shall mean any business entity that, directly or indirectly, through one or more intermediaries, is controlled by Bay Banks of Virginia, Inc., including, but not limited to, Bank of Lancaster.

Section 9. Covenant Not to Compete and Related Covenants.

(a) During the term of this Agreement and throughout any further period that he is an officer or employee of the Corporation and the Bank, and for the longer of:

(i) A period of twenty-four (24) months from and after the date that the Executive is, for any reason, no longer employed by the Corporation and the Bank; or

(ii) A period of twenty-four (24) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by the Executive,

the Executive covenants and agrees that he will not directly or indirectly either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever (x) engage in a business that provides Competitive Services (as defined below) anywhere within a twenty (20) mile radius of the principal executive offices of the Corporation or the Bank or within twenty (20) miles of any banking office operated by the Bank in any capacity that includes any of the significant responsibilities held or significant activities engaged in by the Executive while employed with the Corporation and the Bank, or (y) solicit, or assist any other person or business entity in soliciting any Customers (as defined below) to become customers of any other business entity providing Competitive Services, or (z) induce any individuals to terminate their employment with the Corporation, the Bank or any Affiliate. Notwithstanding the foregoing, the Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that provides such Competitive Services and whose securities are listed on any national or regional securities exchange or have been registered under Section 12 of the Exchange Act. The Executive obligations under this Section 9 shall terminate on the date a Change of Control occurs.

(b) The parties intend that the covenants and restrictions in this Section 9 be enforceable against the Executive regardless of the reason that his employment by the Corporation and the Bank may terminate. The existence of any claim or cause of action by the Executive against the Corporation or the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation or the Bank of the restrictive covenants set forth in Sections 8 and 9 of this Agreement.

(c) For purposes of this Agreement, the term “Competitive Services” means providing financial products and services, which includes offering one or more of the following services and products: depository accounts, consumer and commercial lending, residential and commercial mortgage lending, cash management services, trust and estate administration, asset management, and any other business in which the Corporation, the Bank or any Affiliate is engaged and in which the Executive is significantly engaged at the time of termination of his employment; and the term “Customer” means any individual or entity to whom or to which the Corporation, the Bank or an Affiliate provided Competitive Services within two (2) years before the date on which the Executive’s employment terminates.

(d) The Executive agrees that the covenants in this Section 9 are reasonably necessary to protect the legitimate interests of the Corporation and the Bank, are reasonable with respect to the time and territory and do not interfere with the interests of the public. The Executive further agrees that the descriptions of the covenants contained in this Section 9 are sufficiently accurate and definite to inform the Executive of the scope of the covenants. Finally, the Executive agrees that the consideration set forth in this Agreement is full, fair and adequate to support the Executive’s obligations hereunder and the rights of the Corporation and the Bank hereunder. The Executive acknowledges that in the event the Executive’s employment with the Corporation and the Bank is terminated for any reason, the Executive will be able to earn a livelihood without violating such covenants.

(e) The parties have attempted to limit the Executive’s right to compete only to the extent necessary to protect the Corporation and the Bank from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Accordingly, the parties intend that the covenants contained in this Section 9 to be completely severable and independent, and any invalidity or unenforceability of any one or more such covenants will not render invalid or unenforceable any one or more of the other covenants. The parties further agree that, if the scope or enforceability of a covenant contained in this Section 9 is in any way disputed at any time, a court or other trier of fact may modify and reform such provision to substitute such other terms as are reasonable to protect the legitimate business interests of the Corporation and the Bank.

Section 10. Injunctive Relief, Damages, Etc.

The Executive agrees that, given the nature of the positions held by the Executive with the Corporation and the Bank, each and every one of the covenants and restrictions set forth in Sections 8 and 9 above are reasonable in scope, length of time and geographic area and are necessary for the protection of the significant investment of the Corporation and the Bank in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by the Executive of any of the provisions of Sections 8 or 9, that monetary damages alone will not adequately compensate the Corporation or the Bank for its respective losses and, therefore, that it shall be entitled to any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief, and the Executive shall be liable for all damages, including actual and consequential damages, costs and expenses, and legal costs and actual attorneys fees incurred by the Corporation or the Bank as a result of taking action to enforce, or recover for any breach of Sections 8 or 9. The covenants contained in Sections 8 and 9 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. Should a court of competent jurisdiction determine that any provision of the covenants and restrictions set forth in Section 9 above is unenforceable as being overbroad as to time, area or scope, the court may strike the offending provision or reform such provision to substitute such other terms as are reasonable to protect the legitimate business interests of the Corporation and the Bank.

Section 11. Code Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance thereunder (“Code Section 409A”) or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b) Neither the Executive nor the Corporation nor the Bank shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A.

(c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service. A “separation from service” shall not occur under Code Section 409A unless the Executive has completely severed his relationship with the Corporation and the Bank or the Executive has permanently decreased his services to 20% or less of the average level of bona fide services over the immediately preceding thirty-six (36) month period (or the full period if the Executive has been providing services for less than thirty-six (36) months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Code Section 409A. If the Executive is deemed on the date of separation from service with the Corporation and the Bank to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Corporation and the Bank from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s separation from service or (ii) the date of the Executive’s death. In the case of benefits required to be delayed under Code Section 409A, however, the Executive may pay the cost of benefit coverage, and thereby obtain benefits, during such six-month delay period and then be reimbursed by the Bank thereafter when delayed payments are made pursuant to the next sentence. On the first day of the seventh month following the date of the Executive’s separation from service or, if earlier, on the date of the Executive’s death, all payments delayed pursuant to this Section 11(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If any cash payment is delayed under this Section 11(c), then interest shall be paid on the amount delayed calculated at the prime rate reported in The Wall Street Journal for the date of the Executive’s termination to the date of payment.

(d) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits subject to Code Section 409A, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Bank’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.

(e) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(f) When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Corporation and the Bank.

(g) Notwithstanding any of the provisions of this Agreement, neither the Corporation nor the Bank shall be liable to the Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.

Section 12. Invalid Provisions.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be valid and enforceable to the fullest extent permitted by law without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 13. Entire Agreement.

This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof.

Section 14. Notices.

Any and all notices, designations, consents, offers, acceptance or other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Corporation, to its Chairman, in the case of the Bank, to its Chairman, or in the case of the Executive, to his last known address.

Section 15. Amendment and Waiver.

This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

Section 16. Case and Gender. Wherever required by the context of this Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.

Section 17. Governing Law; Venue.

Except where preempted by federal law, the Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia. The Executive consents to the personal jurisdiction of the Circuit Court for the County of Lancaster, Virginia (and of the appropriate appellate courts) for any action or proceeding arising from or relating to this Agreement and waives any objection of venue laid therein.

Section 18. Captions.

The captions used in this Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BAY BANKS OF VIRGINIA, INC.

By:	/s/ Robert F. Hurliman
Name:	Robert F. Hurliman
Title:	Chairman of the Board

BANK OF LANCASTER

By:	/s/ Richard A. Farmar, III
Name:	Richard A. Farmer, III
Title:	Chairman of the Board

EXECUTIVE:

/s/ Randal R. Greene
Randal R. Greene